FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2015 Results

OLD BRIDGE, New Jersey—May 14, 2015—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the first quarter ended March 31, 2015.

Net sales decreased $836,000 or 15.0% to $4,742,000 for the first quarter of 2015 from $5,578,000 for the comparable period in 2014.  Net loss for the three months ended March 31, 2015 was $(1,415,000) or $(0.23) per share in 2015, compared to $(1,161,000) or $(0.19) per share for the comparable period in 2014.

The decrease in net sales is primarily attributed to a decrease in sales of digital video headend products and analog video headend products.  Sales of digital video headend products were $2,109,000 and $2,404,000, and analog video headend products were $1,040,000 and $1,671,000 in the first three months of 2015 and 2014, respectively.

The increase in the net loss quarter over quarter is primarily attributed to a decrease in sales and a decrease in gross margin due to a less favorable product mix.

Commenting on the first quarter, President Robert J. Palle, Jr. noted, “We were unable to meet our sales goal in the first quarter, despite meaningful progress on several opportunities that we have been working on for some time.  The decrease in sales relative to the first quarter 2014 is primarily due to the successful completion in 2014 of a key MSO customer’s deployment to deliver video in gated communities and legacy fitness center deployments.  We did not experience a sales success having a similar magnitude in the first quarter of 2015.  These opportunities remain in our sights as we move into the second half of the year, however several of them have been delayed, in part due to the M&A activity in the cable industry sector.”  Pallé continued, “As mentioned in our most recent Form 10-K and our Form 10-Q to be filed for this period, we have implemented a multi-phase cost reduction program that will be completed in the second quarter 2015, the benefits of which should be realized beginning in the third quarter 2015.”

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date:           Thursday May 14, 2015
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2014 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé, Jr.
President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                                                                                                                                                            (unaudited)
	Three months ended
	March 31,
	2015	2014

Net sales	$4,742	$5,578
Gross profit	1,380	1,757
Loss from operations	(1,323)	(1,113)
Net loss	$(1,415)	$(1,161)
Basic and diluted net loss per share	$(0.23)	$(0.19)
Basic and diluted weighted average shares outstanding	6,263	6,216

Consolidated Summary Balance Sheets
(in thousands)
                                                                                           (unaudited)
	March 31, 2015	December 31, 2014

Current assets	$12,689	$12,565
Property, plant, and equipment, net	3,934	3,923
Total assets	21,560	21,244
Current liabilities	9,060	3,804
Long-term liabilities	120	3,702
Stockholders’ equity	12,380	13,738

Total liabilities and stockholders’ equity	$21,560	$21,244